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Exhibit 3.1

ARTICLES OF INCORPORATION
OF
STARBRIDGE GLOBAL INC.
A Nevada Corporation

I

    The name of the corporation is:  STARBRIDGE GLOBAL INC.

II

    The principal office of the corporation in the County of CLARK, 216 South Fourth St., Las Vegas, Nevada 89101.

III

    The corporation shall have perpetual existence.

IV

    The corporation may engage in any lawful activity, subject to express limitations, if any. A principal business activity of the corporation is real estate development.

V

    The total authorized capital of the corporation is Two Hundred Million Shares (200,000,000) of common stock, valued at ($0.001) each share; for a total capital of Two Hundred Thousand Dollars ($200,000.00).

VI

    The corporation is comprised of Five (5) Directors. The number of Directors may be changed by the Board of Directors.

VII

    The liability of the Directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Nevada Law. (Nevada Rev. Stat. 78.037)

VIII

    The first Director of the corporation:  Robert W. Ball; 3284 Broadmoor Blvd., San Bernardino, CA 92404.

IX

    The original incorporator is:  Jeanne Johnson; 8344 Melrose Ave. #23, Los Angeles, CA 90069.

X

    The registered agent of this corporation in the State of Nevada is:  Dean Breeze.

XI

    The Board of Directors shall have the power to make, alter, amend or repeal the by-laws of the corporation.

    IN WITNESS WHEREOF, I have hereunto set my hand and executed the ARTICLES OF INCORPORATION, this 30th day of May, 1990.

/s/ JEANNE JOHNSON Jeanne Johnson, Incorporator
STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF LOS ANGELES	)

    On the 30th day of May, 1990, personally appeared before me, L. H. Joseph Jr., a Notary Public, in and for the said County of Los Angeles, State of California, JEANNE JOHNSON known to me to be the person described in and who executed the foregoing Articles of Incorporation, who acknowledged to me that      executed the same freely and voluntarily and for uses and purposes therein stated.

/s/ L. H. JOSEPH JR. L. H. Joseph Jr. Notary Public

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ARTICLES OF INCORPORATION OF STARBRIDGE GLOBAL INC. A Nevada Corporation